UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Newmont Mining Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Newmont Mining Corporation 1700 Lincoln Street Denver, CO 80203 USA

Notice of 2004 Annual Meeting of Stockholders

To the Holders of Newmont Mining Corporation Common Stock:

To the Holders of Newmont Mining Corporation of Canada Limited Exchangeable Shares:

To the Holders of Newmont Mining Corporation CHESS Depository Interests:

Notice is hereby given that the Annual Meeting of Stockholders of Newmont Mining Corporation will be held at 10:00 a.m., local time, on Wednesday, April 28, 2004, in Ballroom A, Brown Palace Hotel, 321-17th Street, Denver, Colorado, USA, to:

1.	Elect directors;

2.	Ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Newmont’s independent auditors for 2004;

3.	Consider and act upon a certain stockholder proposal set forth in the accompanying Proxy Statement, if introduced at the meeting; and

4.	Transact such other business that may properly come before the meeting.

All stockholders are cordially invited to attend the meeting in person. If you are unable to attend the meeting in person, please mark, sign and date the enclosed proxy card or voting instruction form and return it promptly in the enclosed envelope. In certain instances, you can vote over the telephone or by the Internet as described on the enclosed proxy card or voting instruction form. Your vote is important so that your shares will be represented and voted at the meeting even if you cannot attend.

By Order of the Board of Directors

BRITT D. BANKS

Vice President, General Counsel and Secretary

March 18, 2004

YOUR VOTE IS IMPORTANT

2004 Proxy Statement

PROXY STATEMENT

General Information

This proxy statement is furnished to holders of Newmont Mining Corporation common stock, Newmont Mining Corporation of Canada Limited exchangeable shares, and Newmont Mining Corporation CHESS Depository Interests in connection with the solicitation of proxies on behalf of the Board of Directors of Newmont Mining Corporation (“Newmont” or the “Corporation”) to be voted at the Annual Meeting of Stockholders of Newmont to be held on April 28, 2004. Stockholders of record at the close of business on March 2, 2004 will be entitled to notice of and to vote at the meeting and at all adjournments.

Stockholders Entitled to Vote.

The holders of record of the following securities at the close of business on March 2, 2004 (the “Record Date”) are entitled to vote at Newmont’s 2004 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, April 28, 2004:

•	common stock of the Corporation, par value $1.60 per share (the “Newmont Common Stock”), of which there were 400,563,988 shares outstanding as of the Record Date (including shares represented by the Newmont CHESS Depository Interests (“CDIs”) referred to below);

•	exchangeable shares of Newmont Mining Corporation of Canada Limited, a Canadian corporation (“Newmont Canada”), of which there were 42,252,191 shares outstanding (the “Newmont Exchangeable Shares”) as of the Record Date and entitled to vote pursuant to the terms of the Newmont Special Voting Stock described below; and

•	CDIs, of which there were 70,286,743 outstanding as of the Record Date, which vote on a ten-for-one basis.

Voting Your Shares.

Newmont Common Stock. Each share of Newmont Common Stock that you own entitles you to one vote. Your proxy card shows the number of shares of Newmont Common Stock that you own.

•	You may vote your shares by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy” (each or any of the individuals named on the proxy card) will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Newmont Board of Directors.

•	You may vote by telephone or by the Internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.

•	You may attend the Annual Meeting and vote in person. We will give you a ballot when you arrive. However, if your stock is held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. This will be the only way we can be sure that the broker, bank or other nominee has not already voted your shares on your behalf.

Newmont Exchangeable Shares. Each Newmont Exchangeable Share that you own has economic rights (such as the right to receive dividends and other distributions) that are, as nearly as practicable, equivalent to those of shares of Newmont Common Stock. Holders of Newmont Exchangeable Shares have a right through a Voting and Exchange Trust Agreement (the “Voting Agreement”) to vote at stockholders’ meetings of the Corporation. The Newmont Exchangeable Shares, however, are not shares issued by Newmont and, therefore, a holder of Exchangeable Shares is not a registered stockholder of Newmont, but is a registered shareholder of Newmont Canada. The Newmont Exchangeable Shares are exchangeable at the option of the holders into Newmont Common Stock on a one-for-one basis.

There are two ways to vote your Newmont Exchangeable Shares.

•	You may vote by signing and returning the enclosed voting instruction form. The voting instruction form permits you to instruct Computershare Trust Company of Canada, as trustee under the Voting Agreement (the “Trustee”), to vote at the Annual Meeting. The Trustee holds one share of special voting stock of the Corporation (the “Newmont Special Voting Stock”) that is entitled to vote on all matters on which the shares of Newmont Common Stock vote. The share of Newmont Special Voting Stock has a number of votes in respect to the Annual Meeting equal to the lesser of (a) the number of Newmont Exchangeable Shares outstanding on the Record Date (other than Newmont Exchangeable Shares held by Newmont or its affiliates), or (b) 10% of the total number of votes attaching to the Newmont Common Stock then outstanding. Based upon the number of shares of Newmont Common Stock and Newmont Exchangeable Shares outstanding as of the Record Date, the Trustee will be entitled to cast up to 40,056,399 votes at the Annual Meeting. If more than that number of votes are received, the Trustee will cast its votes for or against each matter brought before the Annual Meeting in the same proportion as reflected in the votes actually received. The Trustee must receive your voting instructions by 5:00 p.m. in Toronto, Ontario, Canada, on April 22, 2004. This will give the Trustee time to tabulate the voting instructions and vote on your behalf. The Trustee will exercise each vote attached to the Newmont Special Voting Stock only on the basis of instructions received from the relevant holders of Newmont Exchangeable Shares. In the absence of instructions from a holder as to voting, the Trustee will not have any voting rights with respect to such Newmont Exchangeable Share.

•	You may attend the Annual Meeting and vote in person. As a holder of Newmont Exchangeable Shares, you may attend the Annual Meeting in person to vote directly the number of votes to which you are entitled (subject to the voting limitation discussed above). Please refer to the Notice to Exchangeable Shareholders and Voting Instruction Form enclosed with this proxy material for additional instructions on voting at the meeting.

Newmont CDIs. The Newmont CDIs are units of beneficial ownership in Newmont Common Stock held by CHESS Depository Nominees Pty Ltd (ACN 071 346 506) (“CDN”), a wholly-owned subsidiary of the Australian Stock Exchange Limited (ACN 008 624 691). References to Newmont Mining Corporation for purposes of Australian equity holders are to “Newmont Mining Corporation ARBN 099 065 997, organized in Delaware with limited liability,” and principally regulated in accordance with the laws and rules of Delaware. Since July 1, 2002, Newmont CDIs have traded on the Australian Stock Exchange (“ASX”) as a Foreign Exempt Listing granted by the ASX, which provides an ancillary trading facility to the Corporation’s primary listing on the New York Stock Exchange. Newmont CDIs entitle holders to dividends and other rights economically equivalent to Newmont Common Stock on a ten-for-one basis. CDN, as the stockholder of record (or its proxy or substitute), will vote the underlying shares of Newmont Common Stock in accordance with the directions of the CDI holders. Your CDI Voting Instruction Form shows the number of Newmont CDIs that you own.

•	You may vote by signing and returning the enclosed CDI Voting Instruction Form. Newmont has appointed National Shareholder Services Pty Ltd in Adelaide, South Australia, Australia, as its agent with respect to the collection and processing of voting instructions from Newmont CDI holders. The enclosed CDI Voting Instruction Form permits you to instruct National Shareholder Services to vote your Newmont CDIs on your behalf. National Shareholder Services must receive your voting instructions by 5:00 p.m., Adelaide time, on April 22, 2004, to give them enough time to tabulate the voting instructions on your behalf.

•	You may attend the Annual Meeting; however, to vote your shares, please use the enclosed CDI Voting Instruction Form as described above.

Revocation of Proxy or Voting Instruction Form.

Revocation of Newmont Common Stock Proxy. A stockholder who executes a proxy may revoke it by delivering to the Secretary of the Corporation, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy, or attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

Revocation of Exchangeable Shares Voting Instruction Form. A registered holder of Newmont Exchangeable Shares who has submitted a Voting Instruction Form may revoke the Voting Instruction Form by completing and signing a Voting Instruction Form bearing a later date and depositing it with the Trustee. No notice of revocation or later-dated Voting Instruction Form, however, will be effective unless received by the Trustee prior to 5:00 p.m., Toronto time, on April 22, 2004.

A non-registered holder of Newmont Exchangeable Shares may revoke a Voting Instruction Form at any time by written notice to the intermediary, except that an intermediary is not required to act on a revocation of a Voting Instruction Form that is not received by the intermediary at least ten days prior to the Annual Meeting.

Revocation of Newmont CDI Voting Instruction Form. A holder of Newmont CDIs who has completed and returned a CDI Voting Instruction Form (in the manner described above) may revoke the directions to CDN contained therein by delivering to National Shareholder Services, 180 Flinders Street, Adelaide 5000, South Australia, Australia, no later than April 22, 2004, a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent.

Quorum, Tabulation and Voting.

Quorum. The holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of capital stock of the Corporation” include all shares of Newmont Common Stock (including shares represented by Newmont CDIs) and the maximum number of shares of Newmont Common Stock that the Trustee of the Newmont Exchangeable Shares is entitled to vote at the Annual Meeting.

Tabulating Votes. Votes at the Annual Meeting will be tabulated by two inspectors of election who will be appointed by the Chairman of the meeting and who will not be candidates for election to the Board of Directors. The inspectors of election will treat shares of capital stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Broker Non-Votes and Abstentions. Abstentions and broker “non-votes” as to particular matters are counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions have the same effect as votes against proposals presented to stockholders. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

Votes Required to Approve the Proposals.

Election of Directors. Directors will be elected by a favorable vote of a plurality (meaning the largest number of votes cast) of those shares of capital stock present and entitled to vote, in person or by proxy, at the Annual Meeting. A stockholder may withhold votes from any or all nominees.

Ratify PricewaterhouseCoopers LLP as the Corporation’s Independent Auditors for 2004. The affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, at the Annual Meeting is required to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Corporation’s independent auditors for 2004.

Other Items. If any other items are presented at the Annual Meeting, they must receive an affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, in order to be approved.

Solicitation Costs.

The enclosed proxy and/or voting instruction form is solicited by the Board of Directors of the Corporation. This proxy material will be mailed to the holders of Newmont Common Stock, Newmont CDIs and Newmont Exchangeable Shares on or about March 26, 2004. In addition to solicitation by mail, solicitation of proxies and voting instruction forms may be made by certain officers and employees of the Corporation by mail, telephone or in person. The Corporation has retained Georgeson Shareholder Communication’s Inc. to aid in the solicitation of brokers, banks, intermediaries and other institutional holders in the United States and Canada for a fee of US$14,000. All costs of the solicitation of proxies will be borne by the Corporation. The Corporation also will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Newmont Common Stock, Newmont Exchangeable Shares and Newmont CDIs.

Notes to Participants in Employee Retirement Savings Plans.

Participants in the Newmont Retirement Savings Plan (Non-Union) and Newmont Retirement Savings Plan for Hourly-Rated Employees. If you are a participant in the Newmont Corporation Retirement Savings Plan (Non-Union) or Newmont Corporation Retirement Savings Plan for Hourly-Rated Employees (the “Retirement Savings Plans”) and hold Newmont Common Stock in the Retirement Savings Plans, shares of Newmont Common Stock which are held for you under the Retirement Savings Plans, as applicable, may be voted through the proxy card accompanying this mailing. The Retirement Savings Plans are administered by The Vanguard Group, as trustee. The trustee, as the stockholder of record of the Newmont Common Stock held in the Retirement Savings Plans, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of Newmont Common Stock held under the Retirement Savings Plans are not returned duly signed and dated, the Administration Committees of the Retirement Saving Plans shall instruct the trustee with respect to how to vote any such shares for which instructions are not received.

Participants in the Canadian Employee Share Savings Program. If you are a participant in the Employee Share Savings Program, a non-registered Canadian Savings Plan (“Savings Plan”), shares of Newmont Common Stock that are held for you under this Savings Plan may be voted through the proxy card accompanying this mailing. The Savings Plan is administered by Sun Life Financial (“Sun Life”). Sun Life, as the stockholder of record of the Newmont Common Stock held in the Savings Plan, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of Newmont Common Stock held under the Savings Plan are not returned duly signed and dated, your shares will not be voted.

Stockholder Proposals for 2005 Annual Meeting.

For a stockholder proposal, including a proposal for the election of a director, to be included in the proxy statement and form of proxy for the 2005 Annual Meeting, the proposal must have been received by us at our principal executive offices no later than November 26, 2004. Proposals should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203 USA. We are not required to include in our proxy statement and form of proxy a stockholder proposal that was received after that date or otherwise fails to meet the requirements for stockholder proposals established by regulations of the United States Securities and Exchange Commission.

In addition, under our bylaws, stockholders must give advance notice of nominations for a director or other business to be addressed at the 2005 Annual Meeting no later than the close of business on February 27, 2005. The advance notice must have been delivered to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203 USA.

Proposal No. 1—Election of Directors

Nominees.

Each of the 12 persons named below is a nominee for election as a director at the Annual Meeting for a term of one year or until his successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. All such nominees are currently serving as directors of the Corporation. All such nominees were elected to the Board of Directors at the last Annual Meeting. If any such nominee cannot be a candidate for election at the Annual Meeting, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees.

The following table sets forth information as to each nominee for election, including his age (as of the Record Date), background and principal occupations:

Nominee	Director Since

GLEN A. BARTON (64) Retired Chairman and Chief Executive Officer of Caterpillar Inc., having served in that position from 1999 to January 2004. Vice Chairman thereof from 1998 to 1999 and Group President from 1990 to 1998. Director of Inco Limited.	2001

VINCENT A. CALARCO (61) Chairman of Crompton Corporation, a specialty chemical company, since 1996. President and Chief Executive Officer thereof from 1985 to 2004. Director of Consolidated Edison, Inc.	2000

MICHAEL S. HAMSON (63) Chairman, Hamson Consultants Pty Ltd, a consulting company, since 1987; Joint Chairman and Chief Executive Officer of McIntosh Hamson Hoare Govett Limited (now Merrill Lynch Australia) from 1972 to 1986 and Director and Deputy Chairman of Normandy Mining Limited from 1987 to 2002.	2002

LEO I. HIGDON, JR. (57) President of College of Charleston since 2001, President of Babson College from 1997 to 2001 and Dean and Charles C. Abbott Professor of the Darden Graduate School of Business Administration at the University of Virginia from 1993 to 1997. Director of Crompton Corporation and Eaton Vance Corp.	1995

PIERRE LASSONDE (56) President of Newmont since 2002, Co-Chief Executive Officer of Franco-Nevada Mining Corporation Limited from 1999 to 2002 and President thereof from 1982 to 2002, President and Chief Executive Officer of Euro-Nevada Mining Corporation Limited from 1985 to 1999 and Director of Normandy Mining Limited from 2001 to 2002. Director of Enghouse Systems Limited.	2002

ROBERT J. MILLER (58) Partner at Jones Vargas, a law firm, since 1999, Partner at Miller and Behar Strategies since January 2003, and Governor of the State of Nevada from 1989 to 1999. Director of Zenith National Insurance Corp., America West Holdings Corporation, International Game Technology and Wynn Resorts, Limited.	1999

WAYNE W. MURDY (59) Chairman of the Board of Newmont since 2002 and Chief Executive Officer since 2001, President thereof from 1999 to 2002, Executive Vice President and Chief Financial Officer from 1996 to 1999 and Senior Vice President and Chief Financial Officer from 1992 to 1996. Director of Tom Brown, Inc. and TransMontaigne, Inc.	1999

Nominee	Director Since

ROBIN A. PLUMBRIDGE (68) Retired Chairman of Gold Fields of South Africa Limited, a natural resources company, having served in that position from 1980 to 1997, and Chief Executive Officer thereof from 1980 to 1995. Director of Standard Bank Group Limited.	1983

JOHN B. PRESCOTT (63) Chairman of Australian Submarine Corporation Pty Ltd since 2000, Chief Executive Officer and Managing Director of The Broken Hill Proprietary Company Limited, a natural resources company, from 1991 to 1998 and Director of Normandy Mining Limited from 1999 to 2002.	2002

MICHAEL K. REILLY (71) Retired Chairman of Zeigler Coal Holding Company, a coal producer, having served in that position from 1985 to 1998, and Chief Executive Officer thereof from 1983 to 1994.	1994

SEYMOUR SCHULICH (64) Chairman of Newmont Capital Limited(1) since 2002, Chairman and Co-Chief Executive Officer of Franco-Nevada Mining Corporation Limited from 1999 to 2002, Chairman and Chief Executive Officer of Franco-Nevada Mining Corporation Limited from 1982 to 1999, and Chairman of Euro-Nevada Mining Corporation Limited from 1985 to 1999. Director of BlackRock Ventures Inc.	2002

JAMES V. TARANIK (63) Director of the Mackay School of Earth Sciences and Engineering at the University of Nevada, Reno since January 2004. Dean of Mackay School of Mines at the University of Nevada, Reno, from February 2003 to January 2004. Regents Professor and Arthur Brant Chair of Geophysics; President and Chief Executive Officer of Emeritus of Desert Research Institute, University and Community College System of Nevada, an environmental research organization, since 1998.	1986

(1)	A subsidiary of Newmont.

Board Recommendation.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL OF THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXIES NAMED THEREON INTEND SO TO VOTE.

Independence of Directors.

Each of the nominees for election as director are independent of management and the Corporation, except for Mr. Murdy and Mr. Lassonde, who are officers of the Corporation, and Mr. Schulich, who is an officer of and a consultant for a subsidiary of the Corporation. The Board of Directors has determined that the members designated as “independent” have no relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation. In making the independence determination, the Board considered the requirements of the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines. Among other factors, the Board considered current or previous employment with the Corporation, its auditors or their affiliates by the director or his immediate family members, ownership of voting securities of the Corporation, and material relationships with the Corporation.

With respect to material relationships, the following relationships are not considered material for purposes of assessing independence: service as an officer, director, employee or trustee or greater than five percent beneficial ownership in (a) a supplier to the Corporation if the annual gross revenues to the Corporation are less than $1,000,000 or two percent of the gross revenues of the supplier; (b) a lender to the Corporation if the total amount of the Corporation’s indebtedness to such lender is less than one percent of the total consolidated assets of the lender; or (c) a charitable organization if the total amount of the Corporation’s total annual charitable contributions to the organization are less than $1 million or two percent of that organization’s total annual gross receipts (excluding any amounts received through the Corporation’s employee matching program for charitable contributions), whichever is greater.

Stock Ownership of Directors and Executive Officers.

As of March 2, 2004, the directors and executive officers of the Corporation as a group beneficially owned in the aggregate 11,667,561 shares of Newmont Common Stock (including shares represented by Newmont CDIs) and Newmont Exchangeable Shares, constituting approximately 2.1% of the voting power of the outstanding capital stock of the Corporation. Except as set forth below, no director or executive officer beneficially owned (a) more than 1% of the outstanding shares of Newmont Common Stock, Newmont Exchangeable Shares or Newmont CDIs, or (b) shares with voting power in excess of 1% of the voting power of the outstanding capital stock of the Corporation. Each director and executive officer has sole voting power and dispositive power with respect to all shares beneficially owned by them, except as set forth below.

Messrs. Lassonde and Schulich beneficially owned 2,497,031 and 6,290,393 shares, respectively, of Newmont Exchangeable Shares, constituting in the aggregate 5.9% and 14.9%, respectively, of the outstanding Newmont Exchangeable Shares. Mr. Lassonde owned less than 1% of the voting power of the outstanding capital stock of the Corporation, and Mr. Schulich owned 1.4% of the voting power of the outstanding capital stock of the Corporation, which is comprised of 40,056,399 voting exchangeable shares and 400,563,988 shares of Newmont Common Stock.

The following table sets forth the number of shares of Newmont Common Stock, including shares in the form of Newmont CDIs and Newmont Exchangeable Shares, beneficially owned by Newmont’s directors and executive officers at March 2, 2004:

Name of Beneficial Owner	Shares Owned		Restricted Stock(1)	401-K Plan(2)	Option Shares(3)	Beneficial Ownership Total
Glen A. Barton	3,062		–0–	–0–	2,925	5,987
Vincent A. Calarco	4,031		–0–	–0–	–0–	4,031
James T. Curry, Jr.	7,700	(4)	–0–	–0–	–0–	7,700	(4)
John A. S. Dow	16,416		31,342	1,479	348,100	397,337
Joseph P. Flannery	10,991		–0–	–0–	–0–	10,991
David H. Francisco	11,683		36,579	5,251	319,000	372,513
Michael S. Hamson	11,509	(5)	–0–	–0–	–0–	11,509	(5)
Bruce D. Hansen	16,254		29,814	5,153	235,665	286,886
Leo I. Higdon, Jr.	7,605		–0–	–0–	–0–	7,605
Pierre Lassonde	2,497,031	(6)(7)	35,638	–0–	548,760	3,081,429	(6)(7)
Robert J. Miller	5,043		–0–	–0–	–0–	5,043
Wayne W. Murdy	39,015		83,509	1,849	438,750	563,123
Robin A. Plumbridge	10,740		–0–	–0–	–0–	10,740
John B. Prescott	3,366	(8)	–0–	–0–	–0–	3,366	(8)
Michael K. Reilly	23,246		–0–	–0–	–0–	23,246
Seymour Schulich	6,290,393	(6)	–0–	–0–	–0–	6,290,393	(6)
James V. Taranik	8,573		–0–	–0–	–0–	8,573
All directors and executive officers as a group, including those named above (26 persons)	9,079,424	(6)	310,738	21,541	2,255,858	11,667,561	(6)

(1)	Restricted shares of Newmont Common Stock awarded under the Corporation 1999 Employees Stock Plan. These shares can be voted, but are subject to forfeiture risk or other restrictions.
(2)	Equivalent shares of Newmont Common Stock held by the trustee of the Corporation’s Retirement Savings Plan (Non-Union). Each participant in such plan instructs the trustee as to how the participant’s shares should be voted.

(3)	Shares of Newmont Common Stock that could be purchased by the exercise of stock options as of March 2, 2004, or by May 2, 2004, under the Corporation’s employee stock option plans.
(4)	Shares are held in the Curry 1993 Trust, and Mr. Curry shares investment and voting power with his spouse.
(5)	Includes 97,434 Newmont CDIs representing beneficial ownership of 9,743 shares of Newmont Common Stock on a ten-for-one basis, and 1,766 shares of Newmont Common Stock. Mr. Hamson shares voting and investment power with respect to 48,000 Newmont CDIs (representing 4,800 shares of Newmont Common Stock on a ten-for-one basis) held through an Australian proprietary company, as trustee for the benefit of Mr. Hamson’s spouse.
(6)	Includes Newmont Exchangeable Shares that are exchangeable one-for-one for Newmont Common Stock.
(7)	Mr. Lassonde is deemed to have shared voting and investment power with respect to 56,032 Newmont Exchangeable shares held for the benefit of a family trust.
(8)	Includes 1,600 shares of Newmont common stock held in trust for Mr. Prescott’s Superannuation Fund. Mr. Prescott’s spouse is also a director of the trust.

Stock Ownership of Certain Beneficial Owners.

The following table sets forth information with respect to each person known by the Corporation to be the beneficial owner of more than 5% of any class of the Corporation’s voting securities. The share information contained herein is based on filings with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percentage of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	Common Stock	28,039,868	(1)	6.73%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	Common Stock	27,910,000	(2)	6.50%

(1)	As of December 31, 2003, FMR Corp. (“FMR”) beneficially owned 28,039,868 shares of Newmont Common Stock. FMR is a parent company and its report also covered interests owned or controlled by its affiliates. FMR reported sole power to vote 1,745,233 shares and sole power to dispose of 26,294,635 shares. It did not share power to vote or to dispose of any shares.
(2)	As of December 31, 2003, Capital Research and Management Company (“CRMC”) beneficially owned 27,910,000 shares of Newmont Common Stock. CRMC is a registered investment adviser that provides investment advisory services to various investment companies. CRMC reported that it has sole power to dispose of all such shares, but no power to vote the shares. It disclaimed beneficial ownership of all reported shares.

Director’s Compensation.

Directors who are neither officers nor employees of the Corporation are entitled to receive $35,000 per year for serving as directors, and a fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Corporation receives an attendance fee of $1,000 per meeting of a committee of which he is a member. In recognition of the additional time and effort devoted by the chairman of each committee, each non-employee chairman receives an annual cash retainer. The chairman of the Audit Committee receives an annual retainer of $15,000, and the chairman of each of the other committees receives an annual retainer of $5,000.

Pursuant to the Corporation’s 2000 Non-Employee Directors Stock Plan (the “Directors Stock Plan”), directors who are neither officers nor employees of the Corporation or any of its subsidiaries receive the equivalent of $25,000 in shares of common stock of the Corporation annually on the first business day following their election or re-election at the Corporation’s Annual Meeting. If a person who is neither an officer nor employee of the Corporation or any of its subsidiaries becomes a director in any calendar year after the date of the Corporation’s Annual Meeting held in such calendar year, such person will receive the equivalent of $25,000 of shares of Newmont Common Stock of the Corporation on the first business day following such person’s election as a director of the Corporation. Shares awarded under the Directors Stock Plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the director until the earliest of the expiration of five years after the date of receipt of such shares by the director, the date the director ceases to be a director by reason of death or disability, or the later of (a) the date the director ceases to be a director for any reason other than death or disability or (b) the expiration of six months after the date of receipt of such shares by the director. However, a director may sell, transfer or assign shares awarded under the Directors Stock Plan to, or instruct the Corporation to issue such shares directly to, a member of the director’s immediate family or a trust or certain other entities solely for the benefit of, or owned by, the director or any such immediate family members.

In addition, the Corporation has a program under which it makes annual charitable contributions to qualified United States charitable programs at the request of each director who is not an officer or employee of the Corporation: $2,500 matching gift to a qualified cultural or charitable organization or hospital; $5,000 matching gift to a qualified educational organization; and $2,500 gift, with no matching requirement, to an educational or charitable organization.

As a director of the Corporation, Mr. Schulich is entitled to receive the cash retainer and meeting fees described above. Mr. Schulich also receives (a) $25,000 in cash per year for serving as the non-executive chairman of Newmont Capital Limited, a wholly-owned subsidiary of the Corporation (“Newmont Capital”), and (b) $250,000 in cash per year pursuant to a three-year Consulting Agreement with Newmont Capital, entered into on April 1, 2002 and expiring on March 31, 2005, under which he provides general merchant banking advice and guidance. The Consulting Agreement was entered into, in part, in lieu of $750,000 in severance compensation that Mr. Schulich otherwise would have received following his resignation as an officer and employee of Franco-Nevada Mining Corporation Limited in February 2002. Because he serves as an officer of and consultant to a subsidiary of the Corporation, Mr. Schulich is deemed to be ineligible to participate in the Corporation’s 2000 Non-Employee Directors Stock Plan, which means that he is not eligible to receive the annual $25,000 restricted stock award received by other non-employee directors of the Corporation.

Pierre Lassonde, President of the Corporation and a director, entered into an Employment Agreement with a wholly-owned subsidiary of the Corporation on February 16, 2002. See Executive Agreements on page 16 for a description of Mr. Lassonde’s agreement.

The Corporation’s retirement policy for directors provides that, except at the request of the Board of Directors, no director may stand for reelection to the Board of Directors after reaching age 72. Unless otherwise agreed in advance, employee directors retire from the Board of Directors when they retire from employment with the Corporation. On retirement from the Board of Directors at any time after attaining age 65, a director who was serving on the Board of Directors on January 27, 1999 and who is not entitled to a pension under the Corporation’s Pension Plan (i.e., a director who has not been an officer or employee of the Corporation or any of its subsidiaries) and who has served for at least ten consecutive years as a director of the Corporation is entitled to be paid an annual sum of $25,000 and an amount equal to the per annum fee paid to him in the year 2002, for life.

Corporate Governance.

Attendance at Meetings. During 2003, the Board of Directors held eight meetings. Each incumbent director attended more than 75% of all meetings of the Board of Directors and committees of the Board of Directors on which he served for the period during which he was a member. It is the policy and practice of the Corporation that all candidates for election at the Annual Meeting of Stockholders attend the meeting. All of the nominees for election at the 2003 Annual Meeting of Stockholders attended the meeting held on May 7, 2003.

Board Committees. The Board of Directors has, in addition to other standing committees, Audit, Compensation and Management Development, and Corporate Governance and Nominating Committees. All

members of these three committees are independent, as independence is defined in the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines. The members of these committees are:

Audit Committee	Compensation and Management Development Committee	Corporate Governance and Nominating Committee
Vincent A. Calarco	Glen A. Barton	Glen A. Barton
James T. Curry, Jr. (2)	Joseph P. Flannery(1) (2)	Joseph P. Flannery(2)
Michael S. Hamson	John B. Prescott	Leo I. Higdon, Jr.(1)
Robin A. Plumbridge(1)	Michael K. Reilly	Robert J. Miller

(1)	Chairman
(2)	Retiring from the Board in April 2004

Audit Committee. The Audit Committee, consisting entirely of independent directors, assists the Board of Directors in its oversight of the integrity of the Corporation’s financial statements and the Corporation’s compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate the Corporation’s independent public accountants, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by the Corporation’s independent public accountants. The Audit Committee is responsible for confirming the independence and objectivity of the independent public accountants. The Audit Committee is also responsible for preparation of the annual report of the audit committee for public disclosure in the Corporation’s proxy statement. Unrestricted access to the Audit Committee is given to the Corporation’s independent public accountants, the Vice President and Global Controller and the Group Executive of Internal Audit. During 2003, the Audit Committee held six meetings.

The Board of Directors has determined that each of the members of the Audit Committee is an Audit Committee Financial Expert, as a result of their knowledge, abilities, education and experience.

Compensation and Management Development Committee. The Compensation and Management Development Committee, consisting entirely of independent directors, is responsible for discharging the responsibilities of the Board of Directors relating to management development and compensation of the Corporation’s directors, Chief Executive Officer and other executive officers. The Compensation and Management Development Committee is also responsible for the annual report on executive compensation for public disclosure in the Corporation’s proxy statement. During 2003, the Compensation and Management Development Committee held six meetings.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, consisting entirely of independent directors, proposes to the Board of Directors slates of directors to be recommended for election at the Annual Meeting of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Corporation’s Board of Directors. It also advises the Board of Directors on various corporate governance issues, and leads the Board of Directors in its annual review of the Board’s performance. During 2003, the Corporate Governance and Nominating Committee held four meetings.

Corporate Governance Guidelines and Charters. The Corporation has adopted Corporate Governance Guidelines that outline the important policies and practices regarding the governance of the Corporation. In addition, each of the Audit, Compensation and Management Development, and Corporate Governance and Nominating Committees have adopted charters outlining their responsibilities and operations. The Corporate Governance Guidelines and the charters are available at www.newmont.com under the Investor Information section.

Lead Director. The Board of Directors has elected a lead, independent director who presides over non-management directors sessions scheduled at each regular Board meeting. The lead director serves as liaison between the Chairman and other independent directors, consults with the Chairman regarding meeting agendas and notifies other members of the Board of Directors regarding any legitimate stockholder concerns of which he becomes aware. On May 7, 2003, the Board of Directors selected Joseph P. Flannery to serve as lead director for the following year. Mr. Flannery will retire from the Board of Directors in April 2004, and another lead director will be selected.

Communications with Stockholders. Any stockholder who desires to contact the Corporation’s lead director or the other members of the Board of Directors may do so by writing to the Secretary, Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203 USA. Any such communication should state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward to the lead director any such communication addressed to him or to the Board of Directors generally, and will forward such communication to other board members, as appropriate, provided that such communication addresses a legitimate business issue. For any communication relating to accounting, auditing or fraud, such communication will be forwarded immediately to the Chairman of the Audit Committee.

Director Nomination Process. The Corporation has established a process for identifying and nominating director candidates that has resulted in the election of a highly-qualified and dedicated Board of Directors. The following is an outline of the process for nomination of candidates for election to the Board: (a) The Chairman and Chief Executive Officer, the Corporate Governance and Nominating Committee or other members of the Board of Directors identify the need to add new Board members, with careful consideration of the mix of qualifications, skills and experience represented on the Board; (b) the Chairman of the Corporate Governance and Nominating Committee coordinates the search for qualified candidates with input from management and other Board members; (c) the Corporate Governance and Nominating Committee engages a candidate search firm to assist in identifying potential nominees, if it deems such engagement necessary and appropriate; (d) selected members of management and the Board of Directors interview prospective candidates; and (e) the Corporate Governance and Nominating Committee recommends a nominee and seeks full Board endorsement of the selected candidate, based on its judgment as to which candidate will best serve the interests of the Corporation’s stockholders.

The Board of Directors has determined that directors should possess the following minimum qualifications: (a) the highest personal and professional ethics, integrity and values; (b) commitment to representing the long-term interest of the stockholders; (c) broad experience at the policy-making level in business, government, education, technology or public interest; and (d) sufficient time to effectively fulfill duties as a Board member. The Corporate Governance and Nominating Committee considers any candidates submitted by stockholders on the same basis as any other candidate. Any stockholder with a nomination should submit such candidate’s name, along with a curriculum vitae or other summary of qualifications, experience and skills to the Secretary, Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203 USA.

Code of Business Ethics and Conduct. Newmont has adopted a Code of Business Ethics and Conduct applicable to all of its directors, officers and employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller and other persons performing financial reporting functions. The Code is available through the Investor Information section of the Corporation’s web site at www.newmont.com. The Code is designed to deter wrongdoing and promote (a) honest and ethical conduct; (b) full, fair, accurate, timely and understandable disclosures; (c) compliance with laws, rules and regulations; (d) prompt internal reporting of Code violations; and (e) accountability for adherence to the Code. Newmont will post on its web site a description of any amendment to the Code and any waiver, including any implicit waiver, by Newmont of a provision of the Code to a director or executive officer (including senior financial officers), the name of the person to whom the waiver was granted and the date of the waiver.

Executive Compensation

Summary of Cash and Certain Other Compensation.

The following table shows the total compensation earned by or paid to the Chief Executive Officer and each of the Corporation’s four most highly compensated executive officers in 2003, other than the Chief Executive Officer, for services rendered in all capacities to the Corporation and its subsidiaries in 2003, 2002 and 2001.

Summary Compensation Table

						Long Term Compensation
		Annual Compensation				Awards				Payouts
Name and Principal Position	Year	Salary		Bonus(1)		Restricted Stock Awards			Securities Underlying Options(#)	LTIP Payouts			All Other Compensation(2)
Wayne W. Murdy Chief Executive Officer	2003 2002 2001	$ $ $	728,000 660,750 608,000	$ $ $	1,248,283 615,110 887,425	$ $ $	1,792,091 620,506 649,948	(3) (4) (4)	110,000 135,000 90,000	$ $ $	565,321 620,506 649,952	(5)	$ $ $	16,334 17,333 16,500

Pierre Lassonde(7) President	2003 2002 2001	$ $	491,760 322,642 —	$ $	712,012 399,696 —	$ $	894,749 368,213 —	(3) (4)	70,000 60,000 —	$ $	510,349 368,213 —	(5)		–0– –0– —

David H. Francisco Executive Vice President, Operations	2003 2002 2001	$ $ $	422,667 395,833 364,500	$ $ $	524,318 256,648 403,228	$ $ $	657,817 269,909 282,013	(3) (4) (4)	45,000 60,000 40,000	$ $ $	164,790 269,909 282,050	(5)	$ $ $	13,666 14,000 12,000

John A. S. Dow Executive Vice President and Managing Director, Newmont Australia Limited	2003 2002 2001	$ $ $	343,375 333,333 317,667	$ $ $	408,788 224,458 272,002	$ $ $	534,412 227,292 245,808	(3) (4) (4)	50,000 40,000 40,000	$ $ $	164,790 227,292 245,781	(5)	$ $ $	32,675 32,844 31,290	(6) (6) (6)

Bruce D. Hansen Senior Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	341,667 320,833 295,167	$ $ $	423,837 216,041 238,765	$ $ $	531,753 218,768 200,967	(3) (4) (4)	50,000 60,000 30,000	$ $ $	138,012 218,768 200,990	(5)	$ $ $	12,000 13,000 13,800

(1)	Amounts shown represent bonuses earned under the Corporation’s 2003 Annual Incentive Compensation Plan. All amounts are paid in cash.
(2)	Represents the Corporation’s matching contribution under Newmont’s Retirement Savings Plan and non-qualified supplemental Savings Equalization Plan.
(3)	For 2003, represents the value of restricted shares of Newmont Common Stock awarded under the Corporation’s 1999 Employees Stock Plan. Dividends are payable on the shares awarded. These shares vest over a three-year period and were issued on February 3, 2004 in the following amounts:

#
Wayne W. Murdy	42,628
Pierre Lassonde	21,283
David H. Francisco	15,647
John A. S. Dow	12,712
Bruce D. Hansen	12,649

The aggregate number of restricted shares not vested or subject to forfeiture risk of Newmont Common Stock held by the named executive officers and the value of such shares on December 31, 2003 were as follows:

	#	$
Wayne W. Murdy	83,509	4,072,636
Pierre Lassonde	35,638	1,738,065
David H. Francisco	36,579	1,783,958
John A. S. Dow	31,342	1,528,549
Bruce D. Hansen	29,814	1,454,029

(4)	Value of restricted shares of Newmont Common Stock awarded under the Corporation’s Intermediate Term Incentive Compensation Plan for 2002 and 2001. These shares vest over a two-year period and were issued in March 2003 and January 2002, respectively, in the following amounts. Effective January 1, 2003, the Intermediate Term Incentive Compensation Plan (ITIP) was terminated.

	2002	2001
Wayne W. Murdy	24,191	29,993
Pierre Lassonde	14,355	—
David H. Francisco	10,523	13,014
John A. S. Dow	8,861	11,342
Bruce D. Hansen	8,529	9,274

(5)	The amounts shown represents a transition payment made in recognition of reduced total direct compensation as a result of the elimination of the ITIP.
(6)	Includes $13,750 paid each year for 2003, 2002 and 2001 by the Corporation to Mr. Dow pursuant to an Agreement dated August 20, 1999. The amount reimburses Mr. Dow for premiums for term life insurance for himself and his spouse and for taxes arising as a result of such payment. The insurance is designed to address certain estate planning complications related to Mr. Dow’s status as a non-U.S. citizen.
(7)	Mr. Lassonde was elected President of Newmont on February 16, 2002, following the acquisition of Newmont Canada (formerly Franco-Nevada Mining Corporation Limited). He was elected a director of Newmont on March 13, 2002.

Stock Options Granted.

The following table contains information concerning the grant of stock options in 2003 under Newmont’s 1996 Employees Stock Plan with respect to the named executive officers:

Option Grants in 2003

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in 2003	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value $(1)
Wayne W. Murdy	45,000	(2)	4.9261	28.11	May 6, 2013	$557,793
	65,000	(3)	5.9032	49.73	December 2, 2013	$1,431,365
Pierre Lassonde	30,000	(2)	3.2841	28.11	May 6, 2013	$371,862
	40,000	(3)	3.6327	49.73	December 2, 2013	$880,840
David H. Francisco	20,000	(2)	2.1894	28.11	May 6, 2013	$247,908
	25,000	(3)	2.2705	49.73	December 2, 2013	$550,525
John A. S. Dow	30,000	(2)	3.2841	28.11	May 6, 2013	$371,862
	20,000	(3)	1.8164	49.73	December 2, 2013	$440,420
Bruce D. Hansen	20,000	(2)	2.1894	28.11	May 6, 2013	$247,908
	30,000	(3)	2.7245	49.73	December 2, 2013	$660,630

(1)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Corporation’s use of this model should not be construed as an endorsement of its accuracy at valuing options. The following assumptions were made for purposes of calculating the Grant Date Present Value: (i) an option life of seven years, (ii) volatility at 44%, (iii) a dividend yield at 0.5%, and (iv) a weighted average risk-free interest rate of 3.7%. The real value of the options in this table depends upon the actual performance of the Corporation’s Common Stock during the applicable period.
(2)	Granted on May 6, 2003, and exercisable in three annual increments, commencing on May 6, 2004.
(3)	Granted on December 2, 2003, and exercisable in three annual increments, commencing on December 2, 2004.

Stock Option Exercises and Holdings.

The following table sets forth information concerning the exercise of options in 2003 and unexercised options held at the end of 2003 with respect to the named executive officers:

Aggregated Option Exercises in 2003

and 2003 Year-End Option Values

	Number of Securities Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at 2003 Year-End		Value of Unexercised In-the-Money Options at 2003 Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Wayne W. Murdy	81,000	$968,026	438,750	256,250	$12,500,900	$4,319,100
Pierre Lassonde	—	—	548,760	115,000	$18,863,371	$1,632,075
David H. Francisco	103,000	$1,020,397	319,000	110,000	$9,269,400	$1,919,600
John A. S. Dow	53,120	$1,061,126	348,100	100,000	$9,078,631	$1,788,775
Bruce D. Hansen	35,000	$709,328	235,665	110,000	$6,031,642	$1,787,500

(1)	Market value of underlying securities at year end ($48.77) less the exercise price of “in-the-money” options.

Equity Compensation Plan Information.

Information regarding Newmont Common Stock that may be issued upon the exercise of options, warrants and rights under all of Newmont’s existing equity compensation plans approved by stockholders and equity compensation plans not approved by stockholders is incorporated herein by reference in Item 12, Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters in Newmont’s Annual Report on Form 10-K for the year ended December 31, 2003.

Pension Plans and Other Benefits.

Pension Plans. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (62 years) under the Corporation’s qualified defined benefit pension plan (the “Pension Plan”), as well as under its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Corporation or its subsidiaries:

Pension Plan Table

	Years of Service
Remuneration	5	10	15	20	25	30
$ 500,000	$43,750	$87,500	$131,250	$175,000	$218,750	$262,500
$ 600,000	$52,500	$105,000	$157,500	$210,000	$262,500	$315,000
$ 700,000	$61,250	$122,500	$183,750	$245,000	$306,250	$367,500
$ 800,000	$70,000	$140,000	$210,000	$280,000	$350,000	$420,000
$ 900,000	$78,750	$157,500	$236,250	$315,000	$393,750	$472,500
$1,000,000	$87,500	$175,000	$262,500	$350,000	$437,500	$525,000
$1,100,000	$96,250	$192,500	$288,750	$385,000	$481,250	$577,500
$1,200,000	$105,000	$210,000	$315,000	$420,000	$525,000	$630,000
$1,300,000	$113,750	$227,500	$341,250	$455,000	$568,750	$682,500
$1,400,000	$122,500	$245,000	$367,500	$490,000	$612,500	$735,000
$1,500,000	$131,250	$262,500	$393,750	$525,000	$656,250	$787,500
$1,600,000	$140,000	$280,000	$420,000	$560,000	$700,000	$840,000
$1,700,000	$148,750	$297,500	$446,250	$595,000	$743,750	$892,500
$1,800,000	$157,500	$315,000	$472,500	$630,000	$787,500	$945,000
$1,900,000	$166,250	$332,500	$498,750	$665,000	$831,250	$997,500
$2,000,000	$175,000	$350,000	$525,000	$700,000	$875,000	$1,050,000

A participant’s remuneration covered by the Pension Plan is his or her average annual base salary and bonus, including amounts paid in the form of restricted stock (as reported in the Summary Compensation Table) for the 60 consecutive months in which the highest level of compensation was paid to the participant during the last 120 months of the participant’s career with the Corporation or its subsidiaries (except for Mr. Lassonde). The approximate years of actual credited service as of the end of 2003 for each named executive officer (except for Mr. Lassonde) is: Mr. Murdy—11 years (see “Executive Agreements” below); Mr. Francisco—13 years; Mr. Dow—25 years; and Mr. Hansen—21 years. Benefits shown are computed on a straight single life annuity basis beginning at age 62. Such amounts have not been reduced for Social Security benefits. Bonus amounts paid in the form of restricted stock will not be considered in calculating levels of compensation for executives hired or promoted to executive status after January 1, 2004. Any bonus amounts paid in the form of restricted stock for plan years after December 31, 2007 will not be considered in calculating levels of compensation under the plan for any participants.

Mr. Lassonde participates in the Corporation’s International Retirement Plan (the “International Plan”), which provides participants with a basic, savings and supplemental payment upon retirement or termination of employment. The basic and savings payments are calculated based on participants’ age and annual compensation during each year of participation in the International Plan. Because Mr. Lassonde is over 50 years of age, an amount equal to 9% of his annual compensation for 2003 ($79,803) was accrued for his basic payment and 3% of his annual compensation for 2003 ($26,601) was accrued for his supplemental payment. Additionally, $12,000 was accrued for Mr. Lassonde’s anticipated savings payment. Pursuant to Mr. Lassonde’s Employment Contract, in 2004, accruals under the International Plan will increase to 18% of his annual compensation for his basic payment and 6% of his annual compensation for his supplemental payment. It is estimated that, upon retirement, Mr. Lassonde will be entitled to basic payment of $1,436,485 and a savings payment of $107,478. Mr. Lassonde also will be entitled to a supplemental payment of approximately $478,828 upon termination of his employment or retirement. Thus, the total estimated retirement payment for Mr. Lassonde under the International Plan is $2,022,792.

Officers’ Death Benefit Plan and Group Life Insurance Program. The Corporation has an Officers’ Death Benefit Plan for the benefit of the named executive officers and other executive officers of the Corporation. The plan provides a death benefit of three times final annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of one times final annual base salary, depending on the number of years remaining to normal retirement age. Coverage under the Officers’ Death Benefit Plan is offset by group life insurance maintained for the benefit of all salaried employees of the Corporation and certain of its subsidiaries.

Executive Agreements.

Mr. Murdy’s letter of offer of employment from the Corporation provides that if his employment is terminated other than for “cause” (as defined in the Corporation’s Severance Pay Plan), or if he terminates employment after a reduction in base salary or a significant reduction in duties and responsibilities (as determined by independent members of the Board of Directors of the Corporation), he will be entitled to receive 24 months of his then salary (as defined in the Corporation’s Severance Pay Plan) plus certain other severance benefits. Mr. Murdy’s letter agreement with the Corporation provides that upon his retirement from the Corporation on or after his 62nd birthday, he will receive an additional one-half year of “credited” service under the Corporation’s supplemental pension plan for each otherwise credited year of his service with the Corporation or any of its subsidiaries in computing his pension benefits. In the event Mr. Murdy’s employment with the Corporation or any of its subsidiaries terminates prior to his 62nd birthday, he will not be entitled to such benefit unless his termination constitutes a “qualifying termination” as defined in the letter agreement. Generally, a qualifying termination means (a) a termination due to Mr. Murdy’s death or disability, (b) a termination by Mr. Murdy for “good reason” (as defined in the letter agreement), (c) a termination of Mr. Murdy by the Corporation without cause (as defined in the Corporation’s Severance Pay Plan), or (d) a termination that qualifies Mr. Murdy for enhanced severance benefits under his Change of Control Agreement (see “Change of Control Employment Agreements” below). Any benefits to which Mr. Murdy may be entitled under the Corporation’s Severance Pay Plan (as described below) reduce the benefits due under these arrangements.

Pursuant to Mr. Lassonde’s Employment Agreement dated February 16, 2002, as of December 31, 2003, Mr. Lassonde is paid a base salary of $506,000 annually to perform his duties as President of the Corporation, including, but not limited to, the management, operation, strategic direction and overall conduct of the merchant banking and business development functions of the Corporation. In addition, Mr. Lassonde is eligible to participate in Newmont’s incentive plans, welfare benefit program, stock option plans and retirement plans. Should Mr. Lassonde be terminated for any reason other than for cause, he will receive the benefit he would be eligible for under the Corporation’s Severance Pay Plan and/or the Executive Change of Control Severance Plan. In the event his employment is terminated, Mr. Lassonde is not required to resign from the Board of Directors of the Corporation; instead, he will be considered a non-employee director at such time and will be eligible to be considered for nomination by the Board for re-election as a director at the next scheduled annual meeting of stockholders, on the same basis as any other non-employee director. The agreement expires on February 15, 2005, but will automatically renew for one-year terms thereafter unless terminated by either party.

Change of Control Employment Agreements. The Corporation is a party to change of control employment agreements with each of the named executive officers, other than Mr. Lassonde (see above). The change of control employment agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by the Corporation. If a Change of Control (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a Change of Control of the Corporation. If the Corporation terminates the executive’s employment (other than for cause, death or disability), the executive terminates for “good reason” during such three-year period, or the executive terminates employment for any reason during the 30-day period following the first anniversary of the Change of Control, and upon certain terminations prior to a Change of Control in connection with or in anticipation of a Change of Control, the executive is generally entitled to receive (a) three times the sum of (i) the executive’s annual base salary plus (ii) the executive’s annual bonus (as determined in the agreements), (b) accrued but unpaid compensation, (c) welfare benefits for three years, (d) a pro rata bonus for the year in which the termination of employment occurs, and (e) a lump sum payment having an actuarial value equal to the additional pension benefits the executive would have received if he or she had continued to be employed by the Corporation for an additional three years. In addition, the agreements provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended. In the event of a Change of Control, the agreements will supersede any individual employment agreements entered into by the Corporation with the executives, and the executive will not be permitted to participate in the Corporation’s severance plans or policies, including the Severance Pay Plan described below, during the three-year period following a Change of Control. Mr. Lassonde participates in the Corporation’s Change of Control Severance Plan for Executive Employees. In general, the terms of this Plan are similar to those of the change of control agreements described above, except for item (a) above, which under the Plan includes a payment of two (rather than three) times the sum of (i) the executive’s annual base salary plus (ii) the executive’s annual bonus.

Severance Pay Plan. Each of the named executive officers participates in the Corporation’s Severance Pay Plan. Participants in the Severance Pay Plan with at least one year of service (a) who have been continually employed by the Corporation or one of its subsidiaries or affiliates on and after August 1, 1991, or (b) whose employment with the Corporation or one of its subsidiaries or affiliates is involuntarily terminated other than for “cause” (as defined in the Severance Pay Plan) within 24 months after a change of control (as defined in the Severance Pay Plan) of the Corporation (other than those participants whose employment began on or after May 1, 1993) are entitled to receive a minimum of the greater of (i) four weeks of salary (as defined in the Severance Pay Plan), together with an additional two weeks of salary for each year of service; or (ii) from nine to

78 weeks of salary depending on the salary grade of the participant, calculated based on the participant’s salary as of April 30, 1993. Each of the named executive officers who are otherwise eligible for severance pay under clause (ii) above would receive 52 weeks of salary. Participants whose employment began on or after May 1, 1993 and whose employment is involuntarily terminated are entitled to receive only the amount determined as set forth in clause (i) in the previous sentence. Under the Severance Pay Plan, the maximum severance allowance benefit payable to a participant calculated as set forth above is 104 weeks of the participant’s salary. In addition to the amount described above, each participant is also entitled to a lump sum payment equal to the Corporation’s matching contribution that would have been made under the Corporation’s Retirement Savings Plan calculated in accordance with the relevant provisions of the Severance Pay Plan and any accrued and unused vacation time. Participants under the Severance Pay Plan are also entitled to certain fringe benefits, such as coverage under the Corporation’s medical and dental plans and life insurance plan, as set forth in the Severance Pay Plan.

Report of the Compensation and Management Development Committee on Executive Compensation

The report of the Compensation and Management Development Committee and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Corporation specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation and Management Development Committee of the Board of Directors is composed entirely of directors who are not officers or employees of the Corporation or any of its subsidiaries, and are independent, as independent is defined in the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines. The Committee has adopted a Charter that describes its responsibilities in detail. The Committee’s responsibilities include discharging the Board’s responsibilities relating to compensation of the Corporation’s executive officers and other key employees. Additional information about the Committee’s role in corporate governance can be found in the Committee’s charter, available on the Corporation’s website at www.newmont.com under the Investor Information section.

The Committee, in consultation with management and independent experts in the field of executive compensation, began evaluating the Corporation’s executive compensation plans in November 2002 to ensure the level and mix of executive compensation promoted the Corporation’s ability to attract and retain a highly-skilled and motivated executive team. Recent acquisitions and growth have increased the complexity of the Corporation’s business and dictated the need to design a new compensation program based on new performance measures. Such a program was designed and implemented in 2003.

The Corporation’s compensation strategy remains focused on linking the interests of management and stockholders, attracting and retaining a highly-skilled executive team, and basing rewards on both personal and Corporation performance. The new executive compensation program contains four elements: competitive base salaries, annual cash incentives determined by the Corporation’s and each executive’s performance against set targets, a stock-based intermediate term incentive plan driven by the Corporation’s performance, and long-term incentives in the form of stock options. The program is designed so that the sum of these four elements, assuming performance targets are met, will generally reach the third quartile for comparable positions in industry generally and in the mining industry, as set forth in executive level compensation surveys.

During 2003, the Corporation implemented share ownership guidelines for executives, which were put in place to increase the connectivity of interests between executive management and stockholders.

Base Salaries. The base salaries for the Corporation’s executive officers, including Mr. Murdy and the other named executive officers, fall within salary ranges that reflect competitive base pay levels within industry generally and within the mining industry for the positions they hold. The Corporation subscribes to and participates in surveys of executive level compensation. One of these surveys includes not only the companies that comprise the Standard & Poor’s Gold Index (shown on the Corporation’s performance graph below), but also includes a number of companies that the Committee believes are more appropriate for comparison with the Corporation for purposes of analyzing executive compensation. The Corporation participates in other surveys as well, which cover a wide range of industries and companies. Although many of the companies included in these broader surveys are not capable of meaningful comparison with the Corporation, the Corporation and the Committee use such surveys to identify general trends in executive compensation. Based on a review of such survey information and the advice of expert compensation consultants, the Committee believes that the base salaries of the Corporation’s executive officers are generally in the median of salaries for comparable positions. Mr. Murdy’s base salary is consistent with the Corporation’s compensation philosophy that base salaries be set at approximately the median for comparable positions.

Annual Cash Incentives. Annual cash incentive awards are made pursuant to the Corporation’s Annual Incentive Compensation Plan (“AICP”). The named executive officers (and other senior management) are eligible to receive both a corporate performance bonus and a personal performance bonus. Participants in the AICP are assigned target awards as a percentage of their eligible base salary. Target award percentages increase at higher management levels to 100% of eligible base salary in the case of the Chief Executive Officer. The weighting of corporate performance and personal performance factors varies by participant, and in the case of Mr. Murdy is approximately two-thirds corporate performance and one-third personal performance at target.

The 2003 corporate performance bonus was paid in cash based upon new economic performance goals, which consist of (a) certain goals relating to net asset value, (b) certain reserve replacement goals, (c) certain free cash flow goals, and (d) an earnings goal. All of these performance goals were established by the Committee. The AICP bonus amount depends on the Corporation’s performance against these goals. If the Corporation meets the goals, each eligible employee would receive a payment equal to his or her target percentages level; if the Corporation exceeds the goals, the payment can increase to as high as 200% of the target percentages level; if the Corporation does not meet the goals, the payment can decrease and, if the Corporation fails to achieve certain threshold performance, the payment will not be made at all. In 2003, the Corporation’s executive officers and other senior management achieved a corporate performance percentage of 183.1% of target performance, based on the Corporation’s actual performance results as compared to the 2003 economic performance goals.

The personal performance bonus is also paid in cash. Target bonus levels are determined by the executives’ grade level within the executive grade structure, and payouts are based on an evaluation of each executive’s personal contribution to the Corporation. In 2003, the maximum payout percentage for the personal performance bonus was reduced from 200% to a maximum of 150% of the target level for the grade (with awards paid above target based on exemplary performance). Performance deemed to fall below expectations will result in a payment below the target level, or in some case no payment at all. In 2003, personal performance awards to the named executive officers and other AICP participants were based on certain factors such as the individual goals and accomplishments of the relevant executive officer, as well as such executive officer’s contributions to the positive results realized by the Corporation during 2003.

Mr. Murdy’s total 2003 AICP bonus of $1,248,283 was equal to 172% of his 2003 base salary. Mr. Murdy’s corporate performance bonus of $889,408 (71% of such total award) was based on a payout percentage of 183.1%, as described above. His personal performance bonus of $358,875 (29% of such total award) was based on Mr. Murdy’s personal performance evaluation. In evaluating Mr. Murdy’s overall performance, the Committee considered the following accomplishments and positive results in 2003:

•	Net income of $475.7 million ($1.16 per share, basic) for 2003, an increase of 208% from $154.3 million ($0.42 per share, basic) for 2002.

•	Record year-end equity gold reserves of 91.3 million ounces, a 5% increase from reserves reported at year-end 2002.

•	The approval of the Ahafo project in Ghana (following unanimous parliamentary approval of a foreign investment agreement with the government), and the Phoenix project in Nevada. These two projects, together with ongoing projects such as Leeville in Nevada, will position the Corporation to increase future production with lower cost operations.

•	Completion of the successful integration of Franco-Nevada and Normandy, and substantial progress with respect to asset rationalization based on the execution of more than 40 value-accretive transactions during 2003.

•	Debt reduction of $739 million (41%) from year-end 2002, with cash and cash equivalents exceeding consolidated debt at the end of 2003 by $237 million.

•	Substantial elimination of the inherited Newmont Australia Limited hedge books, including complete elimination of the Yandal hedge book.

•	Completion of an over-subscribed equity offering of 25 million shares in November, at $42.40 per share, for gross proceeds of approximately $1 billion.

•	Implementation of the Five Star Management System at all operating sites, which focuses on employee health and safety, environmental protection, and social responsibility and community relations.

Restricted Stock Awards. The Corporation’s new executive compensation program also includes awards of restricted stock based on the Corporation’s performance. Restricted stock awards are intended to reward the named executive officers and other eligible executives based on the attainment of economic performance goals established by the Committee. These goals track the corporate performance goals established under the AICP, as described above, and the Corporation must achieve certain threshold performance before any restricted stock awards are paid. Awards are paid in the form of restricted shares of Newmont Common Stock under the Newmont Mining Corporation 1999 Employees Stock Plan, with such shares vesting in equal installments over three years. Prior to the vesting of any restricted stock, a recipient has the right to vote such shares and to receive dividends. Once the shares are vested, a recipient has all the rights of full ownership. Executives are assigned target awards as a percentage of their eligible base salary. For 2003 these target percentages ranged from 40% to 135%. As with the AICP, the restricted stock bonus amount depends on the Corporation’s performance against these goals. If the Corporation meets the goals, each eligible employee would receive a payment equal to his or her target percentage level; if the Corporation exceeds the goals, the payment can increase to as high as 200% of the target percentage level; if the Corporation does not meet the goals, the payment can decrease and, if the Corporation fails to achieve certain threshold performance, the payment will not be made at all. In 2003, the Corporation’s executive officers and other senior management achieved a corporate performance percentage of 183.1% of target performance, based on the Corporation’s actual performance results as compared to the 2003 economic performance goals.

In recognition of Mr. Murdy’s contributions to the Corporation during 2003, the Committee, according to the performance payout level of 183.1% of target, awarded Mr. Murdy a bonus of 42,628 restricted shares of Newmont Common Stock with a value of $1,792,091 as of the date of grant.

The new executive compensation program eliminates the Intermediate Term Incentive Compensation Plan (“ITIP”), which paid bonuses in the form of cash and restricted stock based on a consolidated three-year performance measurement. The elimination of the ITIP results in a reduction in total direct compensation for the executive team, including for Mr. Murdy, over the next three years. In order to address this reduction, the Committee approved a three-year cash transition payment to those executives who previously participated in the ITIP. The transition payment is also based on the Corporation’s achievement of the new corporate performance goals under the AICP, which paid out at 183.1% based on the Corporation’s actual performance during 2003. The 2003 transition payment for Mr. Murdy was $565,321.

Stock Options. Stock options, the fourth element of executive compensation, are a long-term incentive designed to link executive rewards with stockholder value over time. The award of stock options promotes the creation of stockholder value because the benefits cannot be realized unless stock price appreciation occurs. The Committee believes that the number of stock options awarded should be sufficient in amount to provide a strong incentive to increase stockholder value, with the number of options increasing in proportion to the relative potential influence of the recipient on overall performance of the Corporation. In addition, the Committee believes that option awards are intended to reward recipients making a long-term commitment to the Corporation. The stock options granted to Mr. Murdy and other executives vest over three years. In considering the amount of stock options to be awarded to Mr. Murdy, the Committee considered the Corporation’s performance and relative stockholder return, the value of similar incentives awarded to chief executive officers of comparable companies and the awards granted in prior years. During 2003, the Committee granted to Mr. Murdy options to purchase 110,000 shares of common stock.

Summary. The Committee believes that the combination of competitive base salaries, annual incentives paid in cash, intermediate term incentive compensation paid in restricted stock, and stock options comprises a highly-effective and motivational senior executive compensation program, which works to attract and retain talented executives and strongly aligns the interests of senior management with those of the stockholders of the Corporation in seeking to achieve over time above-average long-term returns on investment.

Submitted by the following members of the Compensation and Management Development Committee of the Board of Directors:

Joseph P. Flannery, Chairman	John B. Prescott
Glen A. Barton	Michael K. Reilly

Five-Year Stockholder Return Comparison

The following graph assumes a $100 investment on December 31, 1999 in each of the Corporation’s common stock, the S&P Gold Index and the S&P 500 Index.

Cumulative Value of a $100 Investment

Assuming Reinvestment of Dividends

	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03
Newmont Mining Corporation	$100	$135	$95	$107	$163	$274
S&P© 500	$100	$121	$110	$97	$76	$97
S&P© Gold Index	$100	$96	$79	$90	$114	$192

Section 16(a) Reporting

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s executive officers and directors and holders of greater than 10% of the Corporation’s outstanding common stock to file initial reports of their ownership of the Corporation’s equity securities and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the copies of such reports furnished to the Corporation and written representations from the Corporation’s executive officers and directors, the Corporation believes that all Section 16(a) filing requirements were complied with in 2003.

Proposal No. 2—Ratify Appointment of Independent Auditors

Proposal.

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditors for Newmont and its subsidiaries for the fiscal year 2004, after evaluation of audit quality, fees, independence and other relevant factors. PwC has served as Newmont’s independent auditors since 2002.

We are asking that stockholders ratify the appointment of PwC as independent auditors. If stockholders fail to ratify the appointment of PwC, the Audit Committee may reconsider this appointment. Representatives of PwC are expected to be present at the Annual Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

Independent Auditor Fees.

PwC billed the following fees in 2002 and 2003 for professional services rendered to Newmont:

	2003		2002
Audit Fees	3,402,518		4,135,266
Audit-Related Fees	1,599,745	(1)	50,202
Tax Fees	724,591		522,598
All Other Fees	58,550		122,520
Total	$5,785,404		$4,830,586

(1)	Of the Audit-Related Fees, 94% of such fees were attributable to services provided in connection with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has established procedures for engagement of PwC to perform services other than audit, review and attest services. In order to safeguard the independence of PwC, for each engagement to perform such non-audit service, (a) management and PwC affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (b) management describes the reasons for hiring PwC to perform the services; and (c) PwC affirms to the Audit Committee that it is qualified to perform the services. The Audit Committee has delegated to the Chairman its authority to pre-approve such services in limited circumstances, and any such pre-approvals are reported to the Audit Committee at its next regular meeting. All services provided by PwC in 2003 were permissible under applicable laws, rules and regulations and were pre-approved by the Audit Committee in accordance with its procedures. The Audit Committee considered the amount of non-audit services provided by PwC in assessing its independence.

Former Auditors.

Newmont’s Board of Directors, upon recommendation of the Audit Committee, approved dismissal of Arthur Andersen LLP (“Andersen”) as the Corporation’s independent auditors effective May 23, 2002.

Andersen served as the Corporation’s independent auditors for the fiscal year ended December 31, 2001. Andersen’s report on the Corporation’s financial statements for the year ended December 31, 2001 (the “Report”) did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2001, and the subsequent interim period through March 31, 2002, there were no disagreements with Andersen within the meaning of Instruction 4 of Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Andersen’s satisfaction would have caused Andersen to make reference to the subject matter of the disagreements in connection with its Report. During the term of Andersen’s engagement, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934).

The Board of Directors appointed the firm of PwC to serve as the Corporation’s independent auditors for fiscal year 2002. PwC’s engagement commenced May 23, 2002. During the fiscal year of the Corporation ended December 31, 2001, and the subsequent interim period through March 31, 2002, the Corporation did not consult with PwC regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

On May 23, 2002, the Corporation filed a Current Report on Form 8-K, reporting the dismissal of Andersen and engagement of PwC. A letter from Andersen addressed to the Securities and Exchange Commission stating that Andersen agrees with the statements made by the Corporation in the Current Report on Form 8-K was included as Exhibit 16.1.

Board Recommendation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PWC AS NEWMONT’S INDEPENDENT AUDITORS FOR 2004.

Report of the Audit Committee

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Corporation specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee has reviewed and discussed with management the audited financial statements of the Corporation for the fiscal year ended December 31, 2003.

The Audit Committee has discussed with PricewaterhouseCoopers (“PwC”), the Corporation’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed PwC’s independence with them.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Submitted by the following members of the Audit Committee of the Board of Directors:

Robin A. Plumbridge, Chairman	James T. Curry, Jr.
Vincent A. Calarco	Michael S. Hamson

Proposal No. 3—Stockholder Proposal

The Corporation has been advised that the following resolution and statement in support thereof may be presented by or on behalf of a beneficial owner of Newmont’s common stock at the Annual Meeting of Stockholders. The following is the text of the shareholder proposal, as submitted:

“3-Shareholder Input on a Poison Pill

RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit any adoption, maintenance or extension of a poison pill to a shareholder vote as a separate ballot item on the earliest possible shareholder ballot. Also once this proposal is adopted, any material change or discontinuing of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest subsequent shareholder ballot.

This topic won an overall 60% yes-vote at 79 companies in 2003.1 I do not see how our Directors could object to this proposal because it gives Directors the flexibility to ignore our shareholder vote if our Directors seriously believe that they have a good reason. I believe that there is a greater tendency for shareholders, who more closely follow our company, to vote in favor of this proposal topic.

Emil Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

Shareholders’ Central Role

“There are often reasons that hostile takeovers should fail. But anti-democratic schemes to flood the market with diluted stock are not one of them.”

Source: The Motley Fool

“That’s the key negative of poison pills – instead of protecting investors, they can also preserve the interests of management deadwood as well.”

Source: Morningstar.com

Akin to a Dictator

“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.’”

Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years.

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003, Special 12-page “Corporate Governance” opinion section.

Council of Institutional Investors Recommendation2

The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills.2, 3 Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Input on a Poison Pill

Yes on 3”

[1]	IRRC (Investor Responsibility Research Center) Corporate Governance Bulletin, June—Sept. 2003
[2]	General recommendation, not this specific proposal.
[3]	Council of Institutional Investors Corporate Governance Policies, updated September 4, 2003

Newmont’s Response in Opposition to Proposal.

The Corporation has maintained a Shareholder Rights Plan for many years, which is the type of plan referred to as a “Poison Pill” and challenged by the foregoing proposal. Studies suggest that rights plans serve their principal objectives – protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders in certain cases. A recent independent study released by Institutional Shareholder Services (ISS) found that strong takeover defenses are correlated with higher shareholder returns, stronger profitability measures, higher dividend payouts and other positive financial measures.1

The Board of Directors adopted the rights plan to assure that all shareholders receive fair and equal treatment and because it believes the rights plan can help maximize shareholder value in the event of a proposed takeover of the Corporation. The rights plan provides the Board with more time to negotiate and to make decisions in a transaction involving control of the Corporation.

The rights plan does not prevent a takeover, and will not interfere with any merger or other business combination approved by the Board. The rights plan simply imposes a significant penalty upon any person or group which acquires 15% (the Board may reduce this amount to not less than 10%) or more of our outstanding common stock without approval of the Board. The effect is to give anyone seeking to purchase control of Newmont a strong incentive to deal with the Board, which, in turn, gives the Board the opportunity to insist that the price paid to our shareholders is fair and adequately represents the Corporation’s true value.

Newmont’s rights plan does not eliminate the obligation of directors to exercise their fiduciary duty as required under Delaware law. Our Board, which is composed of a majority of independent directors, would have the obligation, notwithstanding the existence of the rights plan, to act in the best interests of our shareholders in response to a takeover proposal.

Rights plans have been adopted by over 2,000 companies, including nearly 60% of the companies listed on the Standard & Poor’s 500 index. Studies indicate that, on balance, shareholders of corporations with rights plans receive greater value in the event of a change of control than do shareholders whose companies do not have rights plans. The Board believes that the Corporation’s and its shareholders’ interests are best served by the Board continuing to make decisions regarding the adoption, maintenance or extension of a rights plan consistent with the fulfillment of its fiduciary duties. The Board unanimously recommends a vote against this proposal, which it believes could eliminate or limit its discretion to act in what it reasonably believes to be in the best interests of the Corporation and its shareholders in the future.

Board Recommendation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” PROPOSAL NO. 3.

Other Matters

The Board of Directors does not intend to bring other matters before the Corporation’s Annual Meeting of Stockholders, except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Additional information about Newmont, including its Annual Report on Form 10-K, is available through the Corporation’s website, at www.newmont.com.

[1]	Corporate Governance Study: The Correlation between Corporate Governance and Company Performance, released February 2, 2004, commissioned by Institutional Shareholder Services.

PROXY

NEWMONT MINING CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

April 28, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF NEWMONT MINING CORPORATION

The undersigned, a holder of record shares of common stock, par value $1.60 per share of Newmont Mining Corporation at the close of business on March 2, 2004 (the “Record Date”), hereby appoints Bruce D. Hansen, Britt D. Banks and Sharon E. Thomas, and each or any of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Mining Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m. local time on Wednesday, April 28, 2004 in Ballroom A, Brown Palace Hotel, 321-17th Street, Denver, Colorado and any adjournments thereof, upon the matters listed on the reverse side hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE ONE OF THE THREE WAYS DESCRIBED BELOW.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HEREé

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

2.	Call toll free 1-800-435-6710 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Vote by Internet at our Internet Address: http://www.eproxy.com/nem

PLEASE VOTE

THE BOARD OF DIRECTORS’ RECOMMENDS A VOTE “FOR” ITEMS 1 and 2, AND “AGAINST” ITEM 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Item 1. Election of Directors

Nominees: 01 G.A. Barton, 02 V.A. Calarco, 03 M.S. Hamson, 04 L.I. Higdon, Jr., 05 P. Lassonde, 06 R.J. Miller, 07 W.W. Murdy, 08 R.A. Plumbridge, 09 J.B. Prescott, 10 M.K. Reilly, 11 S. Schulich, 12 J.V. Taranik

FOR ALL EXCEPT NOMINEES WRITTEN IN THE SPACE PROVIDED BELOW.

Item 2. Ratify Appointment of Independent Auditors
FOR ALL ☐	WITHHELD FOR ALL ☐	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof.

By execution of the Proxy, the undersigned hereby authorizes such proxies or their substitutes to vote in their discretion on such other business as may properly come before the Annual Meeting.

Proxies can only be given by Newmont Mining common stockholders of record on the Record Date. Please sign your name below exactly as it appears on your stock certificate(s) on the Record Date or on the label affixed hereto. When the shares of Newmont Mining common stock are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement.

Item 3. Stockholder Proposal
		FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Signature	Date

éFOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/nem Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

NEWMONT MINING CORPORATION

Notice to Exchangeable Shareholders

Our records show that you hold Exchangeable Shares of Newmont Mining Corporation of Canada Limited (“Newmont Canada,” formerly known as Franco-Nevada Mining Corporation Limited), a Canadian company. The Exchangeable Shares provide you with economic and voting rights that are, as nearly as practicable, equivalent to those of holders of shares of common stock of Newmont Mining Corporation (the “Company”), the U.S. parent of Newmont Canada, including the right to attend and vote at meetings of the common stockholders of the Company. The Company will be holding an annual meeting (the “Annual Meeting”) of its common stockholders on April 28, 2004 to

•	Elect directors;

•	Ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Newmont’s independent auditors for 2004;

•	Consider and act upon a certain stockholder proposal set forth in the accompanying Proxy Statement, if introduced at the meeting; and

•	Transact such other business that may properly come before the meeting.

At such Annual Meeting you will have voting rights, based on the number of Exchangeable Shares you hold. You are permitted to instruct Computershare Trust Company of Canada, the Trustee under a Voting and Exchange Trust Agreement as to how the Trustee is to vote your Exchangeable Shares at the Annual Meeting of the Company. If you do not give voting instructions, the Trustee will not be entitled to exercise the voting rights attached to your Exchangeable Shares. Alternatively, you may instruct the Trustee to give you or a person designated by you a proxy to exercise personally the voting rights attached to your Exchangeable Shares. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed Voting Instruction Form to the Trustee by 5:00 p.m., Toronto time, on April 22, 2004. The Trustee will not be obligated to act on any instructions received after that time.

You have the right to revoke any instructions to the Trustee by giving written notice of revocation to the Trustee or by executing and delivering to the Trustee a later-dated Voting Instruction Form. No notice of revocation or later-dated Voting Instruction Form, however, will be effective unless received by the Trustee prior to 5:00 p.m., Toronto time, on April 22, 2004.

Whether or not you plan to attend the Annual Meeting, please sign, date and return the Voting Instruction Form in the envelope provided in order to ensure that your Exchangeable Shares will be represented at the Annual Meeting.

Non-Registered Holders

Only registered holders of Exchangeable Shares of Newmont Canada are permitted to instruct the Trustee as to how to vote their Exchangeable Shares at the Annual Meeting or to attend and vote at the Annual Meeting in person or by proxy as described above. You may be a beneficial owner of Exchangeable Shares (a “Non-Registered Holder”) if your Exchangeable Shares are registered either:

(i)	in the name of an intermediary (an “Intermediary”) with whom you deal in respect of the Exchangeable Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(ii)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

Newmont Canada has distributed copies of the Notice of Meeting, the Proxy Statement dated March 18, 2004 and this Notice to Exchangeable Shareholders (collectively, the “meeting materials”) to Intermediaries who are required to forward these meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. If you are a Non-Registered Holder who has not waived the right to receive meeting materials you will be given either:

(i)	a voting instruction form, which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which specifies the number of Exchangeable Shares beneficially owned by you but which is otherwise uncompleted. This voting instruction form need not be signed by you. In this case, if you wish to direct the voting of the Exchangeable Shares held by you or attend and vote at the Annual Meeting (or have another person attend and vote on your behalf) you should properly complete the voting instruction form and deposit it with Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 or by fax to (416) 981-9800 prior to 5:00 p.m., Toronto time, on April 22, 2004; or

(ii)	a voting instruction form, which must be completed and signed by you in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone).

The purpose of these procedures is to permit you, as a Non-Registered Holder, to direct the voting of the Exchangeable Shares you beneficially own or to attend and vote at the Annual Meeting, in person or by proxy. Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies.

A Non-Registered Holder may revoke a voting instruction form given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form that is not received by the Intermediary at least seven days prior to the Annual Meeting.

Information Relating to Newmont Mining Corporation

Exchangeable Shares are exchangeable on a one-for-one basis for shares of common stock of the Company and you, as a holder of Exchangeable Shares, are entitled to receive dividends from the Company payable at the same time as and equivalent to, on a per-share basis, any dividends paid by the Company to holders of its shares of common stock. As a result of the economic equivalency and voting rights between the Exchangeable Shares and shares of common stock of the Company you, as a holder of Exchangeable Shares, will have a participating interest determined by reference to the Company and not Newmont Canada. Accordingly, it is information related to the Company that is relevant to you and enclosed in this package is the Company’s Proxy Statement which we urge you to read carefully.

Term of Exchangeable Shares Extended

On March 15, 2004, the Company and Newmont Canada entered an agreement pursuant to which, it was agreed that the outstanding Exchangeable Shares will not be redeemed at the election of Newmont Canada before February 16, 2014, except in certain specified circumstances. Prior to this action, the date on which Newmont Canada could elect to redeem the Exchangeable Shares at its option could be no earlier than February 16, 2009, except in certain specific circumstances. The circumstances in which Newmont Canada may, at its option, continue to redeem Exchangeable Shares before February 16, 2014 are:

(a)	there are fewer than 1,000,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by the Company or its affiliates and subject to necessary adjustments to such number of shares to reflect permitted changes to Exchangeable Shares);

(b)

any merger, amalgamation, arrangement, take-over bid or tender offer, material sale of shares or rights or interest therein or thereto or similar transactions involving the Company, or any proposal to do so occurs, in which case, provided that the board of directors of Newmont Canada determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such transaction in accordance with its term, the board of directors of Newmont Canada may accelerate the redemption date to such date as it may determine, upon such number of days prior written notice to the holders of the Exchangeable Shares and the Voting and Exchange Trustee as the board of directors of Newmont Canada may determine to be reasonably practicable in such circumstances;

(c)	an Exchangeable Share Voting Event (as defined below) that is not an Exempt Exchangeable Share Voting Event (as defined below) is proposed and (i) the holders of the Exchangeable Shares fail to take the necessary action, at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event or the holders of the Exchangeable Shares do take the necessary action but in connection therewith, more than 2% of the holders of Exchangeable Shares exercise rights of dissent under the Canada Business Corporations Act, and (ii) the board of directors of Newmont Canada determines in good faith that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the redemption date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the redemption date shall be the business day following the day on which the holders of the Exchangeable Shares failed to take such action, or the board of directors of Newmont Canada makes its determination, as applicable;

(d)	an Exempt Exchangeable Share Voting Event is proposed and holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the business day following the day on which the holders of the Exchangeable Shares failed to take such action; or

(e)	Canadian tax legislation is amended and becomes effective such that substantially all Canadian resident holders of Exchangeable Shares may exchange their Exchangeable Shares for shares of the common stock of the Company on a tax deferred basis for Canadian income tax purposes.

For the purposes of paragraphs (c) and (d) above, the term ‘‘Exchangeable Share Voting Event’’ means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of Newmont Canada and in respect of which the board of directors of Newmont Canada determines that after giving effect to such matter the economic equivalence of the Exchangeable Shares and the shares of the common stock of the Company is maintained for the holders of Exchangeable Shares (other than the Company and its affiliates) and the term ‘‘Exempt Exchangeable Share Voting Event’’ means an Exchangeable Share Voting Event in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the shares of the common stock of the Company.

Denver, Colorado

March 18, 2004

VOTING INSTRUCTION FORM

DIRECTION GIVEN BY REGISTERED HOLDERS OF

EXCHANGEABLE SHARES OF NEWMONT MINING CORPORATION

OF CANADA LIMITED FOR THE APRIL 28, 2004 ANNUAL

MEETING OF STOCKHOLDERS OF NEWMONT MINING CORPORATION

The undersigned, having read the Notice of Annual Meeting (the “Annual Meeting”) of stockholders of Newmont Mining Corporation (the “Company”) to be held in Ballroom A, Brown Palace Hotel, 321-17th Street, Denver, Colorado, U.S.A., on Wednesday, April 28, 2004, at 10:00 a.m. local time, the Proxy Statement dated March 18, 2004, and the accompanying Notice to Exchangeable Shareholders, receipt of each of which is hereby acknowledged, does hereby instruct and direct Computershare Trust Company of Canada (the “Trustee”), pursuant to the provisions of the Voting and Exchange Trust Agreement (the “Agreement”) dated as of February 16, 2002, among the Company, Newmont Mining Corporation of Canada Limited and the Trustee, as follows:

PLEASE NOTE: IF NO DIRECTION IS MADE AND YOU SIGN BELOW, THE TRUSTEE IS HEREBY AUTHORIZED AND DIRECTED TO VOTE “FOR” ITEMS 1 AND 2 BELOW AND “AGAINST” ITEM 3 BELOW, AND, AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, TO VOTE IN ITS DISCRETION.

(Please select one of A, B or C)

A	☐	Exercise or cause to be exercised, whether by proxy given by the Trustee to a representative of the Company or otherwise, the undersigned’s voting rights at the Annual Meeting, or any postponement or adjournment thereof, as follows:

(Please complete the following only if you have selected Alternative A)

1. ELECTION OF DIRECTORS FOR WITHHELD ALL FOR ALL ☐ ☐

Nominees: 01 G.A. Barton, 02 V.A. Calarco, 03 M.S. Hamson, 04 L.I. Higdon, Jr., 05 P. Lassonde, 06 R.J. Miller, 07 W.W. Murdy, 08 R.A. Plumbridge, 09 J.B. Prescott, 10 M.K. Reilly, 11 S. Schulich, 12 J.V. Taranik

FOR ALL EXCEPT NOMINEES WRITTEN IN THE SPACE PROVIDED BELOW

2. Ratify appointment of PricewaterhouseCoopers LLP as Newmont’s independent auditors for 2004.
FOR ☐	AGAINST ☐	ABSTAIN ☐
3. Consider and act upon a certain stockholder proposal set forth in the accompanying Proxy Statement, if introduced at the meeting.
FOR ☐	AGAINST ☐	ABSTAIN ☐
4. To vote, in its discretion, on any other business which may properly be brought before the meeting or any adjournment thereof.

(If you have selected Alternative A, please go directly to the signature line on this page)

B.	☐	Deliver a proxy card to the undersigned at the Annual Meeting with respect to all the Exchangeable Shares of
Newmont Mining Corporation of Canada Limited held by the undersigned on the record date for the Annual
Meeting so that the undersigned may exercise personally the undersigned’s voting rights at the Annual Meeting or any postponement or adjournment thereof.

(If you have selected Alternative B, please go directly to the signature line on this page)

C.	☐	Deliver a proxy card to attend and act for and on behalf of the undersigned at the Annual Meeting with respect to all the Exchangeable Shares of Newmont Mining Corporation of Canada Limited held by the undersigned on the record date for the Annual Meeting with all the powers that the undersigned would possess if personally present and acting thereat including the power to exercise the undersigned’s voting rights at the Annual Meeting or any postponement or adjournment thereof.

Executed on the          day of                     , 2004.

Signature:

Print Name:

NOTES:

(1)	A shareholder has the right to appoint a person to represent him/her at the Annual Meeting by inserting in the space provided the name of the person the shareholder wishes to appoint. Such person need not be a shareholder.

(2)	To be valid, this Voting Instruction Form must be signed and deposited with Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 in the enclosed return envelope or by fax to (416) 981-9800 prior to 5:00 p.m., Toronto time, on April 22, 2004 or, if the Annual Meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjourned Annual Meeting.

(3)	If an individual, please sign exactly as your Exchangeable Shares are registered.

(4)	If the shareholder is a corporation, this Voting Instruction Form must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed.

(5)	If Exchangeable Shares are registered in the name of an executor, administrator or trustee, please sign exactly as the Exchangeable Shares are registered. If the Exchangeable Shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided. This Voting Instruction Form must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this Voting Instruction Form.

(6)	In many cases, Exchangeable Shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the section entitled “Non-Registered Holders” in the accompanying Notice to Exchangeable Shareholders and carefully follow the instructions of their intermediaries.

(7)	If a share is held by two or more persons, each should sign this Voting Instruction Form.

(8)	If this Voting Instruction Form is not dated in the space provided, it is deemed to bear the date on which it is mailed to the shareholder.

CDI Voting Instruction Form

Newmont Mining Corporation ARBN 099 065 997 Incorporated in Delaware, USA with limited liability	Share Registry: National Shareholder Services Pty Limited PO Box 7156 Hutt Street, Adelaide, 5000 South Australia, Australia

Annual Meeting of Stockholders April 28,2004, Denver Colorado, USA	Telephone + 61 8 8232 0003 Facsimile + 61 8 8232 0072

Name	Holder ID:
Name/Address	Holding as at 2 March 2004:
Name/Address
Address
Address

1.	Your Vote is Important

Your voting instructions are sought in respect of your holding of Newmont Mining Corporation (Newmont) CDIs. CHESS Depository Nominees Pty Ltd has received a proxy solicitation from the Board of Directors of Newmont and will vote the underlying shares of Newmont Common Stock in accordance with your instructions.

2.	Voting Instructions

I/We being a holder of Newmont CHESS Depository Interests (CDIs) as at the record date of March 2, 2004 hereby direct CHESS Depository Nominees Pty Ltd to vote the shares underlying my/our holding at the Annual Meeting in respect of the resolutions outlined below, as follows:

TO ELECT DIRECTORS:

Please mark the boxes to indicate your directions.

		For	Against	Abstain			For	Against	Abstain
1.	Glen A. Barton	☐	☐	☐	7.	Wayne W. Murdy	☐	☐	☐

2.	Vincent A. Calarco	☐	☐	☐	8.	Robin A. Plumbridge	☐	☐	☐

3.	Michael S. Hamson	☐	☐	☐	9.	John B. Prescott	☐	☐	☐

4.	Leo I. Higdon, Jr	☐	☐	☐	10.	Michael K. Reilly	☐	☐	☐

5.	Pierre Lassonde	☐	☐	☐	11.	Seymour Schulich	☐	☐	☐

6.	Robert J. Miller	☐	☐	☐	12.	James V. Taranik	☐	☐	☐

By execution of this CDI Voting Instruction Form the undersigned hereby authorises CHESS Depository Nominees Pty Ltd to appoint such proxies or their substitutes to vote in their discretion on such business as may properly come before the meeting.

RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS NEWMONT’S INDEPENDENT AUDITORS FOR 2004.

For	Against	Abstain
☐	☐	☐

CONSIDER AND ACT UPON A CERTAIN STOCKHOLDER PROPOSAL SET FORTH IN THE ACCOMPANYING PROXY STATEMENT, IF INTRODUCED AT THE MEETING.

For	Against	Abstain
☐	☐	☐

3.	Authorised Signature(s): This Instruction Form must be signed by the CDI holder(s), or if a corporation, in accordance with its constitution (articles) and under its Common Seal (if applicable), or under the hand of an Authorised Officer or Attorney. (Refer to notes overleaf.)

INDIVIDUALS	COMPANIES

Individual or first joint holder	Sole Director and Sole Secretary

Second joint holder	Director

Date	Director/Secretary	Common Seal (if applicable)

In case of a query please provide:	Contact name	Daytime telephone number

4.	Lodgement of Form

Please return your completed, signed form to National Shareholder Services Pty Ltd so that it is received by 5.00 pm April     , 2004 (see over).

PLEASE REFER TO THE NOTES AND INSTRUCTIONS OVERLEAF

Notes and Instructions for Completion of CDI Voting Instruction Form

1.	Your Vote is Important

Each Newmont CDI is equivalent to one tenth of one share of Newmont Common Stock, so that every ten CDIs that you hold as at the record date of March 2, 2004 entitles you to give voting directions in respect of one share of Common Stock.

CHESS Depository Nominees Pty Ltd (CDN) is the stockholder of record for the Common Stock that is represented by your CDIs. CDN will vote the underlying shares of Common Stock in accordance with the directions of CDI holders.

Please complete, sign and return the CDI Voting Instruction Form to give your voting directions.

2.	To Give Your Voting Instructions

To give your voting directions, please complete Section 2 of the form (overleaf). You can complete the appropriate boxes to indicate your voting directions (either for, against or abstain) for each resolution. If you mark the abstain box, you are directing the proxy not to vote on that item. If a tick is placed in a box, your total CDI holding will be voted in that manner. You may if you wish, split your voting direction by inserting the number of CDIs you wish to vote in the appropriate box. The voting directions will be invalid if the total CDI holding shown in the For, Against and Abstain boxes is more than your total CDI holding as shown on the CDI register.

3.	Instructions for Signing

You must sign the form to authorise your instructions. Please sign as follows:

INDIVIDUALS	This proxy must be signed by the shareholder.

JOINT HOLDERS	This proxy must be signed by the shareholders.

COMPANIES	Please ensure that the proxy is signed by:
•	the Sole Director and Sole Secretary (one signatory); or
•	a Director and the Company Secretary (two signatories); or
•	two Directors (two signatories); as required under the constitution of your company and affix the common seal, if applicable.

POWER OF ATTORNEY

If signed under Power of Attorney, the Attorney by signing, states that no revocation of the Power has been received. Power of Attorney must have been exhibited previously with the Company or else a certified copy must accompany this form.

4.	Lodgement Instructions

Your CDI Voting Instruction Form must be received by 5.00 pm April     , 2004 otherwise it will be invalid.

Please return your form as follows:

BY MAIL TO:	HAND DELIVER TO:	BY FAX TO:

National Shareholder Services	National Shareholder Services	National Shareholder Services
PO Box 7156, Hutt Street	180 Flinders Street	(08) 8232 0072 (Australia)
Adelaide SA 5000	Adelaide SA 5000	+61 8 8232 0072 (overseas)
Australia

Further Assistance

For further assistance please contact Newmont’s CDI registry, National Shareholder Services on (08) 8232 0003 (Australia) or +61 8 8232 0003 (overseas).